Exhibit 99.2
VOLTERRA Q1 2006 EARNINGS CONFERENCE CALL TRANSCRIPT
Monday, April 24, 2006
5:30 p.m. (Eastern)
Operator: Good afternoon ladies and gentleman and welcome to the Volterra Semiconductor Corporation’s First Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. [Operator Instructions]. As a reminder this conference is being recorded today Monday April 24th, 2006. I would now like to turn the conference over to Mr. Greg Hildebrand, Chief Financial Officer. Please go ahead sir.
Greg Hildebrand, Vice President of Finance and Chief Financial Officer, Treasurer and Secretary
Thank you and good afternoon everyone. Welcome to today’s conference call. With me today to review our first quarter results is Volterra’s President and CEO, Jeff Staszak. Before I turn the call over to Jeff, I need to remind everyone that remarks today concerning future expectations, trends, events, objectives, strategies or results constitute forward-looking statements. Actual results or events may differ materially from such forward-looking statements due to a number of risks and uncertainties. Such risk factors include, among others, our dependence on a small number of customers for substantially all of our revenue, the loss or significant reduction in orders from any of which would significantly affect our operating results, the timing, speed and commercial success of product launches of electronic systems to which our customers have incorporated our products. We are unable to timely develop, introduce and manufacture in volume, new products our operating results and competitive position could be harmed, if our complex products require modifications to resolve defects or undetected errors and failures to meet our customers’ specifications, we could suffer an increase in our costs, a loss of customers, a delay in market acceptance of our products or product liability claims, and the general conditions in the world economy and financial markets.
For a summary of risk factors please refer to today’s press release and sections of our 10-K filed March 3, 2006 entitled Risk Factors as well as other SEC filings. In addition, please note that the company undertakes no obligation to update or revise these forward-looking statements.
At this point, I’d like to turn the call over to Jeff to provide an overview of the business and our results.
Jeffrey Staszak, President and Chief Executive Officer
Thanks Greg. Good afternoon and thank you all for joining us today. During this afternoon’s call we will follow our normal format. First I will provide a short recap of Q1 ‘06 and then I will zero in on what we believe to be the most pervasive in current issues surrounding Volterra at the present time. Following this I will talk a little bit about Q2 and give you some insight on the balance of the year. Finally I will hand it over to Greg to review the details of our financial performance for the quarter, and then we will open up it for any additional questions you may have.
First, our financial results for revenue and earnings were in line with our guidance, revenue for Q1 ‘06 came in at a record 15.7 million versus 14.6 million in Q1 ‘05 and 13.5 million from last quarter. Non-GAAP EPS was $0.06 versus $0.09 in Q1 ‘05 and up from $0.05 last quarter. As I indicated in our last call we expected our business to be up from Q4 ‘05 as ATI began ramping their new X1900 high-end graphics cards on which we are powering the graphics processor and memory. In addition we expected preproduction orders for our VT1000 and VT200 products that power the new Intel Dempsey processor and utility functions on the new Bensley platform. This is exactly what happened and as a result our revenues increased in servers and graphics while our other business came in pretty much as expected for the quarter.

I want to mention a few items pertaining to Q1 ‘06. Q1 ‘06 started off much differently than Q1 of last year, instead of waiting for the new product launches with our graphics customers which were pushed out several quarters, the launches happened. We saw nice orders from ATI for the X1900 graphics card ramp, preproduction orders and shipments for the launch of NVIDIA’S new GeForce Quad SLI card and the new Intel Bensley platform from OEMs and Taiwanese ODMs. In addition to this forecasted business, we saw some upside in our AMD Opteron based server business. This was all very encouraging to us, and was a good start to the new year.
Now our server business. In the server market, there is continued noise surrounding the timing of Intel’s launch of its Dempsey processor and the Blackford chipset in two-way servers and its impact on Volterra. As stated in our last call, we believe that Intel’s Xeon based servers and workstations would launch at the end of Q1 and begin to generate pre-production revenue for us in Q1 ‘06. Pre-production revenue did occur as Intel shipped Dempsey processors, but the production launch got pushed out. Intel announced at a recent conference that the platforms will launch in production, the second half of May instead of late March. This does not have a big impact on us since we received some large production orders in March for Q2 delivery. These production orders are for voltage regulator module suppliers, ODMs and OEMs using our GEN4 products in embedded applications for Bensley based platforms. The orders received are for deliveries throughout this quarter which will imply the factories are starting to ramp to support the late May launch.
Also questions have come up from investors since the last call regarding the Woodcrest processor that is supposed to launch in second half ‘06. Questions such as, are we designed in the Woodcrest as well, is the silicon content the same or is it going up or down with each processor? Our customers boards are designed such that Woodcrest can replace Dempsey without any designed changes. Silicon content is the same. So we shouldn’t see any impact. Another question, what if the Dempsey processor is not that good? What if AMD continues to take market share from Intel? Frankly we win regardless of which processor our customers go with because we are powering both. The same questions about the performance of the Nocona processor existed before it launched and look at the success Nocona processors had.
In addition our AMD Opteron processor business has been very good which would align with AMD’s recent market share gains. Another question, what about the power consumption levels in the next generation of Intel processors going down? Intel is trying to address their own processor thermal issues and performance per watt with each new generation of server processor. Maximum current requirements continue to increase which is good for us, while Intel addresses the thermal issues with dual and quad architectures.
Also the overall power consumption levels in the next generation Intel server processor boards are continuing to increase because memory requirements are increasing thereby causing an even more important reason for using our technology in that space. As a result, we believe there will be an even greater demand for our products going forward in servers and our business will continue to grow with each new generation of servers. Looking specifically at the next generation server processors we are actively engaged with Intel, AMD, Sun, IBM, and their end customers to develop power solutions for the next generation processors.
Now graphics. As I mentioned earlier our business with ATI is growing as we started making shipments for their new X1900 high-end graphics boards and as they gain market share back from NVIDIA. We expect to see additional revenue this quarter as these family of boards ramped to normal production levels. Also in addition to the ATI X1900 family, NVIDIA’s Quad SLI board was launched late last quarter which is being powered by Volterra GEN4 technology. We received turns orders for these boards during Q1 and should see a ramp of these new graphics cards as the technology gets adopted in the market. We are actively involved on new design-in opportunities for next generation high-end graphics cards boards at multiple graphic suppliers as well as more mainstream performance graphics cards. We would hope to make some additional announcements in the second half ‘06 pertaining to this area of focus.

In notebooks, we began sampling our VT1300 and VT300 product families for notebook computers in late Q3 ‘05. The customer feedback has been very favorable on these new mobile products. The VT1300 product family is a fully integrated, multiphase chipset for powering mobile CPUs and the VT300 family offers single-chip, switching regulators for memory, chipset, graphics and other utility voltage functions. These product families offer the same system cost, space, and performance advantages for mobile computing as our VT1000 and VT200 products do for servers and workstations.
As I mentioned last quarter, we hope to make a design-in announcement during this call and I am proud to announce that we have our first OEM design-in, as we are under NDA and per past practice, we do not announce the customer or program until it is made public. However, it is important to note that this is a major step forward in expanding our market and customer base with our new generations of technology. As mentioned at our last call, we would only expect to see incremental revenue from these design-ins in the second half of this year.
Now, the competition. Not much has changed from a competitive standpoint. We are continuing to beat out the competition in applications where performance and space is critical. In addition, we are seeing design-ins for more cost sensitive designs because we offer our customers a better cost performance solution with higher power densities. A good example of this is our most recent notebook design-in announcement. The three approaches to the power management problem today have not changed. The first is the classic analog controller with discrete components; the second is digital controller technology with discrete components and the third is the Volterra solution, which is a mixed-signal controller with integrated power devices, which we believe gives the best system cost, performance, and space savings versus competition as evidenced by our growing market share. Developing these high levels of integration in a power product is very challenging and represents an important barrier to entry. This gives us performance and space advantages that conventional solutions can’t match. Provided we execute on our new product roadmaps, we believe we will maintain a significant lead in power management technology versus competition. We believe our principal competition continues to come from conventional discrete analog solutions supplied by Linear, Maxim and Intersil.
Now guidance, finally I would like to talk about the business outlook for Q2. Volterra will have another record revenue quarter in Q2 ‘06. Our growth in Q2 will come from the ramp of the new Bensley based server business and as the new high-end graphics cards ramp using our products. As a result, we expect Q2 revenue to be up from Q1 in the range of 17 million to 18 million with fully diluted earnings from $0.07 to $0.09 per share. We anticipate a strong second half ‘06 for Volterra and we are building a solid foundation this year for future market share expansion and revenue growth.
At this point I will turn the call over to our CFO, Greg Hildebrand for a closer review of the financials. Greg?
Greg Hildebrand, Vice President of Finance and Chief Financial Officer, Treasurer and Secretary
Thank you, Jeff. We had net revenues for the quarter of $15.7 million, up 7% from the same period last year and 16% sequentially. Turns business in the quarter was incrementally lower sequentially coming in between 45 and 55% of revenue.
Analyzing our revenue by market, our revenue growth in the period was broad-based with the server and storage, workstation, desktops and communications market each contributing to our sequential growth. We estimate that the server and storage market represented approximately 75% of our business in the quarter even with the fourth quarter. The workstation and desktop market represented 13% of our sales in the quarter compared with fourth. The networking and communications market grew to 12% of our sales on the quarter, up from 10% in Q4.
Finally, consumer and portable market represented 1% of first quarter revenue compared to 5%, a quarter ago. In Q1, we adopted Statement of Financial Accounting Standards 123R, that is, we began to expense stock options. This leads to a lot of difficulty in comparing our current period results to prior periods. To try to keep things comparable for the remainder of this discussion I will reference both GAAP and various non-GAAP financial measures, which means they exclude the effect of stock options and are more comparable to prior period results. In addition unless we specifically state otherwise when we give guidance about a financial measure, we mean the non-GAAP financial measure.
GAAP gross margins for the quarter were $7.9 million or 50.7%. Non-GAAP gross margins were 51.2% compared to GAAP gross margins of 56.3% in the first quarter of 2005 and 51.3% in the fourth quarter. Last quarter’s margin was a bit of disappointment but not terribly surprising given the surrounding facts of the quarter. In the fourth quarter we had aggressively brought down inventory levels, almost a 20% reduction quarter-over-quarter. This had a favorable cash flow implication and strengthened our balance sheet but also had the effect of depressing gross margins due to deteriorating manufacturing overhead absorption.
We knew that there would be an overhang from manufacturing overhead that would continue to affect our gross margins in Q1 and we would also be faced with higher start-up costs as we ramped our GEN4 products to production. One contributor to our higher costs has been yield losses associated with our ramping of our GEN4 lead free parts. Lead free assembly is a relatively new production process that represents the minority, say 15% to 20% of our GEN4 product ramp. The unfavorable costs from overhead and new product ramps were countered by the favorable effect of sequential revenue growth and in the end the various factors balanced to bring our margins in flat.
GAAP operating expenses were $7.8 million, with non-GAAP operating expenses of $6.6 million in the quarter compared to $5.6 million year ago and $5.9 million in the fourth quarter. GAAP R&D expenditures were $5.2 million with GAAP SG&A coming in at $2.6 million. Included in those amounts, are stock based compensation of $642,000 in research and development and $495,000 in SG&A. GAAP income from operations was $179,000 in the first quarter. Non-GAAP income from operations was $1.4 million, this compares to $2.6 million in income in the same period last year and $1.1 million in the fourth quarter
Our GAAP effective tax rate was 20% in the quarter. Our non-GAAP effective tax rate was 14%, down from a GAAP effective tax rate in 2005 of 18%. The tax rate recorded in Q1, both GAAP and non-GAAP, is a bit of an accounting anomaly which will likely correct itself over the next few quarters. We expect to record lower effective tax rates in 2006 and while we are still immature in our international operating structure we continue to believe that our long run effective tax rate will be about 15%.
GAAP net income for the quarter was $517,000 with diluted earnings per share of $0.02. Non-GAAP net income was $1.6 million or 10% of revenue compared to 2.4 million in the same period last year and 1.2 million or 9% of sales last quarter. Non-GAAP diluted earnings for the first quarter was $0.06 per share on 26.2 million shares outstanding, this compares with $0.09 per share in the first quarter of 2005 and $0.05 per share last quarter.
Moving to the balance sheet. Our cash and investments at the end of the first quarter were $46.6 million or 1.78 excuse me, $1.78 per fully diluted share. During the quarter operations used about $900,000 in cash with net income adding back non-cash items delivering 2 million offset by increases in working capital which use 2.9 million, primarily from increases in accounts receivable and inventory.
Net accounts receivable were $12.9 million in the first quarter, up from $8.7 million in the fourth quarter. Day sales outstanding on ending net receivables were 74 days compared to 59 days the preceding quarter. 15 day increase was primarily from linearity of shipments. Our customers were ramping new programs in the quarter and similarly we were ramping new products. Demand in shipments increased through the quarter resulting in back-end loaded billings, which won’t be collected until next quarter, increasing DSO. Inventories at the end of the quarter were up $4.7 million, up from the 4.3 million in Q4. Annualized inventory turns based on ending inventory improved to 6.5 versus 6.2 in the fourth quarter. Taking into consideration the ongoing sequential growth we are forecasting, this is about the ideal level of inventory in on our operating model.
Finally our guidance. Currently we estimate the revenues in Q2 will range from $17 to $18 million. Based on the midpoint of our forecast, this would represent decrease in turns business, the turns falling between 15 and 25% of revenue. Now a word of caution about turns, our forecast turns improvement is a very strong indicator compared to the 45 to 55% turns we have been operating after the last several quarters. However backlog can be a poor indicator of future revenues and turns which is a function of backlog can also be distorted. An example of why that is the case, is our customer’s uncertainty surrounding the timing of existing server platform ramp downs and Bensley platform ramp up likely distorts our Q1 and current billed bookings. That said, we do believe that our bookings in backlog position is significantly stronger going into Q2 than it has been over the last several quarters.
As in our last few conference calls, our results in near term revenue is difficult to forecast as it depends on the timing, size and speed of product launches by our customers, especially in the server market. As OEMs roll out their Bensley based platforms. In addition, the graphics market can be more volatile and difficult to forecast than the majority of our business. With respect to gross margins two offsetting factors continue to have to be considered in developing a forecast. First it is typical to experience higher production costs when ramping new products lowering gross margins, the second, higher revenue levels are generally supportive of increased gross margins. Weighing both factors and remaining cognizant of the lead free assembly issues that impact a fraction of our ramp, we want to be conservative for the time being and forecast gross margins to be flat up sequentially.
As we get further into the GEN4 ramp and put these start-up issues behind us, we continue to expect gross margins will trend towards our long run target rate of 55 to 60 points. We expect operating expenses to grow in absolute dollars in Q2. In particular investors should not expect significant operating leverage in the SG&A line. We see our target model as spending 12 to 15% of revenue in SG&A. We are already in those levels today which is suggestive of potential under investment in that line item.
For R&D we would still expect growth but likely at a slower sequential pace as we return to rates more like our long term growth. We expect non-GAAP earnings to be between $0.07 and $0.09 per fully diluted share. We expect to next update our guidance at our conference call to discuss third quarter second quarter results which is tentatively scheduled for Monday, July 24th. We will put out a press release to formally announce and schedule the call as we get closer to that date.
This concludes our prepared remarks. And we will now turn the call over to questions.
QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator Instructions]. Our first question is from Craig Hettenbach with Wachovia Securities.
Q Craig Hettenbach
Yes, thank you. For the cell processor reference design can you talk about some applications that you are excited about over the near term and then maybe a longer time view for cell processor?
A Jeffrey Staszak
Yeah, primarily we are involved with IBM on server and industrial computer type applications. We have received some orders from a board supplier that builds industrial boards, relatively small volumes but that has started to materialize and then we continue to work on various blade server type applications for IBM where they are utilizing the cell processor.
Q Craig Hettenbach
Okay. Great and then with the notebook market I can understand you can’t give too much color to that as it’s in early stage of development. But as you look across over the next year or two, is there any estimate of what kind of percentage you think that could eventually grow into over your overall business, in notebooks?
A Greg Hildebrand
Well, the notebook opportunity certainly is at least frankly larger than the server opportunity. So, that gives you some sense.
Q Craig Hettenbach
Okay, and then in terms of the ramp to get there, I mean initial raise in late ‘06 and then how steep would you expect a ramp to be in kind of ‘07?
A Greg Hildebrand
I would think our participation in this market will be much like the others we have addressed. We are going to parachute in it at the high-end most likely, and began that level of maneuver time, more broadly diversify within the application space.
A Jeffrey Staszak
So, when we really started shipping into servers in the ‘03 timeframe and then we built our business in late ‘03 and then we built our business in ‘04 and ‘05 and now ‘06. So, we would expect the notebook business for us to follow a similar pattern.
Q Craig Hettenbach
Great, thank you.
Operator: Thank you. Our next question is from Tore Svanberg with Piper Jaffray and Company.
Q Tore Svanberg
Yes, good afternoon. First just logistics. Are you also going to publish a table with your financials?
A Greg Hildebrand
We sure are.
Q Tore Svanberg
Do you know approximately when?
A Greg Hildebrand
That should have already happened. It must be any minute now.
Q Tore Svanberg
Okay, so it will come out tonight. Okay, very good. Also could you just, touch a little bit more on the gross margin, I guess, I am a little bit confused still because I thought your inventory adjustment happened last quarter, looks like it’s still hurting gross margin. I know there is some startup cost, but could you just go through that whole process again please?

A Greg Hildebrand
Yeah, so, we did do the inventory correction in Q4, that’s when you saw inventory levels come down 20% but we tried to be loud and clear at our last call that that has a lingering effect. Not only do you have adverse manufacturing overhead absorption in the quarter of the correction, but you also end-up getting too expensive of inventory, if you will, inventory burdened by too much overhead sitting on your balance sheet and that inventory doesn’t get sold through until following periods. So, it was clear to us that we would continue to have this overhead absorption issue in Q1 and sure enough did. I think, our floor is, we are behind at this point. I think, we are back to more normalized levels of overhead inventory and so, now, on a go forward basis, our margins, our gross margins are going to be more a function of how did our GEN4 products ramp, what’s the various mix of products and how is the sequential change in revenue line.
Q Tore Svanberg
So, based on your guidance looks like Q2 gross margin will still be on the same level so, do you think you will be back to your target levels by the second half then?
A Greg Hildebrand
Well, we want to be conservative about gross margin because we as we noted in the prepared remarks, there are some issues related to factory assembly in our GEN4 product ramp. And so, for that reason we’re saying margins could be anywhere from flat to sequentially up. If it wasn’t for that, I would say, our expectations would normally be that, gross margins would continue to improve sequentially, and yes, in the medium to longer run, you do expect to be getting back to that 55 to 60 point range, but we have to get through the start up issues first.
Q Tore Svanberg
Fair enough. And question for Jeff. Jeff, from the notebook side, I know that you can’t talk about too much, but you mentioned maybe already some revenues in the second half, should we already start to see some significant ramps or is this more of a 2007 story at this point?
A Jeffrey Staszak
Yeah, it’s a 2007 story.
Q Tore Svanberg
Okay, very well. And then just finally I realize your consumer business was down, was that mainly due to seasonality, and do you expect some of that to come back in June?
A Greg Hildebrand
I think that was principally driven by seasonality. But, it seems to us that the consumer space is probably more likely to be a 2007 driver for us rather than 2006. And it will be a raise to see whether laptop and notebook computers which we categorize on that same space will potentially be the first driver.
Q Tore Svanberg
Very well, thank you very much.
Operator: Thank you. Our next question is from Simona Jankowski with Goldman Sachs.
Q Simona Jankowski

Hi, thanks for taking my call. I just wanted to clarify your gross margin expectation for the second half of the year. I think last quarter you had commented about being in that 55 to 60% range in the second half of the year, and now it’s sounds like you are not being quite as explicit and maybe approaching it in more medium to long-term goal kind of language. Can you just clarify if you are still seeing things consistent with last quarter or have they slipped just a little bit?
A Greg Hildebrand
I think we are still seeing things consistent with last quarter, with exception that there are some issues with our GEN4 lead free product ramp, that’s impacted us in Q1. And so, we have to keep that in mind in the near term, as those start-up issues get behind us, I think we get back to that, get back to that expanding gross margin nature.
Q Simona Jankowski
Okay, but you, but that doesn’t tell how is your visibility right now to see if you will gain that range in the second half or not?
A Greg Hildebrand
Yeah, I think we just right now we wanted to be conservative until those issues are behind us.
Q Simona Jankowski
Okay, fair enough. And also, would you be able to give us guidance on your stock option expensing for the second quarter or maybe for your GAAP EPS?
A Greg Hildebrand
No, we are not really trying to develop GAAP EPS guidance at this point. Our total stock-based compensation impact on income for the quarter was $1.2 million. We are altering our expense methodology. It’s a little technical in the accounting. We are going from an accelerated option expensing methodology for ramps prior to 2006 to straight line. I think that will be much more useful for everyone, now that we have begun to run these items through our income statement. That said it makes forecasting a little bit complex. I think it’s a rough number, $4 million in stock-based comp for the year. It’s a pretty good estimate. Did that help?
Q Simona Jankowski
Yeah, that does help a lot. Thank you for that. And then just lastly, can you comment on your yield on your new GEN4 profits as far as, how many quarters away due to think we are from those deals being mature and also on the foundry topic what you see enticing these days?
A Jeffrey Staszak
Yeah I think our yields are, on the eutectic parts are fine and pretty much in line with where we expected. We still do have some, we have to go up the learning curve it’s primarily in the lead free areas that we had some issues and we understand what the problem is. We’ve got the fixes that are going through the line now so hopefully this would put this thing to bed and we can move on but it’s what I would call the custom not, well its the routine semiconductor startup issues that you go through. You can’t predict everything and we’ve got a very smart group of people here that know how to fix problems and these problems crop up just like they do in any other semiconductor company. So, overall GEN4 with the exception of the lead free GEN-4 is on a faster track than GEN-3 was.
Q Simona Jankowski

Great, thank you very much.
Operator: Thank you. Our next question is from Ramesh Misra with CE Unterberg Towbin.
Q Ramesh Misra
Good afternoon gentlemen and thank you for taking my call. First of all on the AMD Opteron based systems have you said who the customers are or are they US based, Taiwan based, if you can provide any details in that regard that will be very helpful.
A Jeffrey Staszak
They are both. There are US OEMs and there are Taiwanese ODMs.
Q Ramesh Misra
Okay. Any changes to your full year forecast at this point for ‘06?
A Greg Hildebrand
I don’t believe we’ve provided a full year 2006 forecast, other then to say we think our top line growth rate will be faster this year than the growth rate was last year. And I think we remain very encouraged with the way the year is developing.
Q Ramesh Misra
Okay. Now getting to the lead free issues, now this may be an issue of my ignorance, but I haven’t heard of too many other companies complaining about that. Are there any specific issues with Volterra parts that causes you to be more impacted by this than anybody else?
A Greg Hildebrand
No, I don’t think so. I don’t think this is a Volterra specific issue. And I guess I am little surprised by that. I really get the sense that plenty of companies are struggling is too strong of a word. But having issues with this transition into lead free. And we are right along with them. It is just that we have got a lot of smart people working on it. They will get it sorted out.
A Jeffrey Staszak
Yeah, and it’s not like, in GEN3 we had I don’t know 15 to 20% of our volume also was lead free, you know, we had some initial issues there. We resolved those. We made some process changes, and device changes, design changes that had an impact, a small impact. We have identified it, we are fixing it. And Ramesh, I mean, if you go talk to some of these FA houses I think you will see a lot of lead free material waiting for analysis on the storage selves.
Q Ramesh Misra
I see.
A Jeffrey Staszak
Lot of customers, I mean not specifically, I mean there is a lot of different reasons, whether they be process or design or whatever, or board related, but a lot of my contacts and colleagues in the industry are experiencing issues as well. So, it’s not like we are the only one.

Q Ramesh Misra
Okay, got it. And then I presume basically by end of ‘06 pretty much 100% of your products would be on this lead free packaging, right?
A Jeffrey Staszak
No.
Q Ramesh Misra
Oh.
A Jeffrey Staszak
No, absolutely not I mean. Going out of the year, we would still be around 15% or 20%; I mean the majority of the product is for lead free is Europe and Japan. And there are still there are still a lot of eutectic type material that’s out there. That is a lot going to be allowed out in the field.
Q Ramesh Misra
Okay. And then just one final question; Jeff if I may. I wanted to get your kind of 30,000 foot commentary in terms of Linear Tech’s foray into the digital power management space, so now we have digital we have Linear Tech, we have Intersil and TI in the space. What’s your take on this, on their movement here? Thanks.
A Jeffrey Staszak
Well, if you listen, I mean, I listened to both calls and Intersil, they are still talking analog, I mean digital is, they don’t really talk too much about it because it’s a very small piece of the pie if any. And then, I mean, I just listened to Linear’s call as well and they basically wanted to get some of the features that digital has to offer with respect to system control because some of the high rel enterprise type customers of theirs are looking at it. So, to this was probably a cheap way to get that capability, however, Mr. Bell referenced the fact that this is a very, very small fraction of their potential business going forward and they believe that analog is still the major their major piece of the pie going forward.
A Greg Hildebrand
We certainly?
Q Ramesh Misra
Okay. Thanks very much.
A Greg Hildebrand
We certainly continue to perceive that conventional solutions of the high performance analog suppliers as the primary competition.
Q Ramesh Misra
Okay, thanks.
Operator: Thank you. Our next question is from Eric Gomberg with Thomas Weisel Partners.

Q Eric Gomberg
Thanks, good afternoon.
A Jeffrey Staszak
Hi Eric.
A Greg Hildebrand
Hi Eric.
Q Eric Gomberg
I was just I was hoping you could give a little more granularity on the expected sequential in the second quarter, how much is supposed to come from the graphics side versus the Bensley launch?
A Greg Hildebrand
We don’t typically break it out on a buy market basis. I would say this kind of forecast if you will the range is largely a function of the timing of the Bensley platform, if Bensley continues to slide out, that would suggest, be more suggestive of the lower end of the range.
Q Eric Gomberg
Okay. In terms of Bensley platform, I am trying to get a sense of how much that’s really helping Q2 or is that in fact more of 3Q and 4Q story when that really kicks in, in terms of the anticipated market share and content gains for Volterra?
A Greg Hildebrand
Well generally we do get revenue pull a month or two ahead of the end customers seeing the product. So I would be expecting Bensley to be impacted to our Q2 revenue.
Q Eric Gomberg
I’m just trying to get a sense, is it more of a sequential impact, would you think in the third quarter or in the second quarter?
A Greg Hildebrand
Oh boy, that’s always difficult. There is a lot of chip if you will to these ramps. And so it’s difficult in any discreet time bucket to say which is going to be faster, which is going to be slower. I think it is safe to say our expectation would be it will be ramping through both quarters. But just to give a little bit of color, in general our customers might order at faster than run rate at the beginning of a platform launch because they want to have inventory on hand or they begin to fill channel. Order rates might subsequently fall as they now start to order at their build rate turns, and so it’s more of a replacement rate. And then as their build rate increase their order rates increase. So with that much chip again to the demand side it’s really difficult to say and answer questions like well, which is going to be faster in the Q2 sequential or the Q3 sequential. And at the end of the day when it comes to forecasting I usually advise that, just draw a straight line over the period of the ramp because it’s so complicated you will never get it right.
Q Eric Gomberg

Okay fair enough. Could you talk a little on, about the timeline in notebook design-ins, congratulations on the design that you announced today, is with 9 months, 8 months to go in the year, are there opportunities to still have design-ins that will be impact full either to late this year or to ‘07?
A Jeffrey Staszak
Oh, sure, I mean all, I mean we have significant activity going on now with some, put some, like I said, put some business for third and fourth quarter of this year and then also with the introduction of the Merom processor which is supposed to be late this year, early next year, we have several programs that we are actively working with customers on.
Q Eric Gomberg
Okay, you didn’t talk about TV, you said I guess its more of an ‘07 opportunity, what are you seeing there and what might we think about the ‘07 opportunity?
A Jeffrey Staszak
What?
A Greg Hildebrand
Which opportunity?
Q Eric Gomberg
The TV, the high-end TV market where you had wins, you had some wins last year?
A Jeffrey Staszak
Yeah I, its hard to tell, we have, we have got activity going on with multiple customers, to be honest with you in the consumer area I think, the digital TV activity will be dwarfed by the, the notebook activity, and I mean there is other again, there is other set-top box customers that we are actively talking to, there is other consumer applications that we think could potentially have more impact for us than digital TV’s, however that’s digital TV’s are a business that we are continuing to go after but again, the last design-ins we had were still at very low current levels and the current levels in application such as gaming processors, set-top box processors, notebook processors are increasing at a, much faster rate than like the digital ICs in a TV.
Q Eric Gomberg
Okay. And if I could just ask one balance sheet question, on the increase in accounts receivable, are there any, any specific customers driving that and where would you expect receivables to be next quarter, would you expect days to come down or be similar?
A Greg Hildebrand
Well, since linearity looks like the big driver, whether or not days moves, is going to be a function of the timing of the ramp, so DSO could continue to be longer if we are seeing a Bensley ramp for example. I think, in the current quarter the important ramps that pushed business pushed billings to later in the quarter was both ramps in graphics and as well an uptick in our communications business.
Q Eric Gomberg

Okay, thank you.
Operator: Thank you. Our next question is from Jeff Rosenberg with William Blair & Company.
Q Jeff Rosenberg
Hi. With the decline in the turns requirement, I just thought, I’d ask you it straight out, could you tell us what your book-to-bill was in the quarter?
A Greg Hildebrand
You know, we haven’t typically broken that out, though I think you can get a pretty good rough estimate based on the turns statistic which is what we do publish. So, again, the turns expectation is 15 to 25%.
Q Jeff Rosenberg
Yeah, okay, just trying to save a little math there but that’s fine. On your expectation for margins overall, you know the implication is if you are at the midpoint of your revenue range, to be at the midpoint of your EPS range you would have to see some nice increase in operating margin and I am trying to square that with what you were saying about operating expenses and the lack of leverage there, could you maybe clarify a little bit, because it seems like you are expecting some operating margin expansion and I just wanted to get that clarified?
A Greg Hildebrand
You know that’s right, we are. You saw a relatively fast on a sequential basis, operating expense expansion both R&D and SG&A and these are excluding stock, because that obviously accelerates it even further, excluding stock option expenses. But both of those line items increased faster than 10% sequentially in the quarter. That’s a pretty, pretty fast pace if you look over the long range especially, when trying to model R&D expenditure, I would say, since that can be a bit of a bursty line item with spend punctuated around the end of design cycles, to forecast that line item, you want to look at 4, 8, 12 quarters of history and see what the growth rate looks like, and 10% sequentially is a bit of pop. So I wouldn’t necessarily expect that level of growth for the R&D line. We want people to be cautious on SG&A, we were just we already add our target model there, whereas we are at closer to well above target model on the R&D expenditure. So, I think that is suggestive that we want to keep investing in SG&A, and in those resources to keep driving the business, that’s the distinction we’re trying to make. That does that help clarify it?.
Q Jeff Rosenberg
It helps, but basically are you saying that you can if you hit the midpoint of your revenue range and gross margins are flat, can you hit the midpoint of your EPS range or do you need to be able get some improvement in gross margin to hit that target?
A Greg Hildebrand
Well, I guess, we can also give a spread sheet model. I would expect operating margin improvement even with gross margins flat because I do not expect, at a minimum our R&D line to grow as fast as revenues are or as fast as they did in the prior quarter. There is one extra effect which is the tax rate effect, which is going to go on potentially in Q2 or Q3, you need to be aware of as well.
Q Jeff Rosenberg
Okay so we should use the 14% type number again?

A Greg Hildebrand
At some point during the year I would expect our tax rate is going to come down. On a non-GAAP basis the 14% certainly is the number for right now and if there is no change in our facts then that would continue to be the number we would use next quarter but it wouldn’t, at some point there will be a discrete change in our tax rate that would be my expectation at least.
Q Jeff Rosenberg
Okay. And I wanted to know if you could elaborate or maybe it’s just a matter of repeating the comments you were making on the potential penetration of the mainstream portion of the graphics market. Was it anything new that you are seeing, I was trying to decide whether you were saying something new there in terms of progress you’ve made and visibility you have into whether it’s design wins or just anecdotal reason to believe you are going to be more successful in penetrating a broader portion of the graphics market?
A Jeffrey Staszak
Yeah, I mean that is our intent and we have activity going on from a design-in standpoint. We are still going against competition. But like I had stated, we hope to make some progress and talk about some opportunities in the second half of this year, in more mainstream applications in graphics.
Q Jeff Rosenberg
And is what you are seeing or saying to us here any different than what you would have been saying 90 days ago?
A Jeffrey Staszak
No.
Q Jeff Rosenberg
Okay. Last question is you talked about competition and there really being no changes there. But can you be more specific about who you are seeing competitively in the notebook space because I think we’ve talked as much about that as in your more traditional markets.
A Jeffrey Staszak
It’s Maxim. I mean those guys are the predominant player, predominant player I should say in notebooks. There’s some other guys out there but that’s who we bump into the higher-end platforms. And then again in CPU and memory type applications its Intersil based analog discreet solutions. And then kind of the communication space arena, we run into Linear, in the more what I would call our VT200 products segment.
Q Jeff Rosenberg
Okay, thanks.
Operator: Thank you. Our next question is from Michael Bertz with WR Hambrecht & Company.
Q Michael Bertz

Yeah thanks gentlemen. Just a couple of things to follow-up. On the graphics side, I mean I guess I want sort of chase down this path little further. I know Jeff you talked about sort of having some opportunities later on the year, but if you look at the graphics when, you have currently, what you are shipping with the X1800, the NVIDIA, Quad SLI. And or things you have in terms of some good visibility for picking little a bit of churn the next quarter or two. If you think about the volumes there, I mean how does that looks versus what you had shipped several quarters back when you were doing 3 million in change on your video platforms at that time, are you seeing, and clearly it looks like much lower volumes, the current set of stuff you are shipping too, than what you had previously. Is that fair to characterize it like that?
A Greg Hildebrand
I am not sure the story’s been written yet. Yeah in the last product cycle, we were at a $1 million a month pace. We aren’t there yet, but it does seems to us that it continues to ramp, and I would not be at this point willing to say it’s not going to get to those same or higher levels.
Q Michael Bertz
Okay, great. Well then thinking about, and I guess that’s why I am kind of characterizing it as the wins that you have plus the ones you have pretty decent visibility on. I am not saying that, okay, if you get more into mainstream you could certainly pick up for second half, half of the year, but if you are thinking about where that’s at, at what point, in what quarter based on some steady ramp here, where you think you can actually get to about $1 million a month again?
A Greg Hildebrand
I mean, yeah. If things continue to ramp, it could happen as quickly as Q2. It’s tough for us and we try to avoid talking about revenue by market but in particular around the graphics space those tend to be our least transparent market. It is the market with the most variability and volatility in it. So, you have to take anything we say here with respect to forecasting that space with a grain in salt. But all that said based on the breadth of design-ins we have, you don’t see again, I repeat we don’t see why we shouldn’t be back to the same or higher levels in this space than we were at before, we’ve just got to see how it all plays out.
Q Michael Bertz
Okay. And then not to not to pin you down in another category but look forward to the notebook side. And I know, again, Jeff talked a little bit about, again some potential opportunity in second part of the year. As this sort of category of business comes up for you guys a little bit, at what point do you think it could get to a position, where it’s at a comparable level to the notebook, I’m sorry to the graphics side as it is currently? I mean to where you are in that sort of a low teens percentage of business? Is that something that we could would generally see second half of the year as some of these opportunities come to pass or is it really more of an ‘07 story before that could ever get to that size?
A Jeffrey Staszak
That’s an ‘07 story.
Q Michael Bertz
Thanks. And then just I guess kind of to parse out last quarter here, Q1, you talked about back-end loaded, can you give us a sense on a month by month kind of linearity, was it like a 30, 30, 40 kind of quarter, was it even more weighted to the back-end there Jeff?
A Jeffrey Staszak

We don’t comment on that.
A Greg Hildebrand
We get asked every now and then another one another way of asking the same question is was it normal linearity or abnormal linearity. There is just no such thing. There is again lot of shape to your shipments.
A Jeffrey Staszak
You know, I mean in Q4 right, we were at 13.5 million and then we said, we gave our guidance for Q1 and we said that we are going to start shipping product for the Bensley platform in basically in the March timeframe. Preproduction, small preproduction shipments in January and February and that’s kind of what happened so you can kind of take that for what it worth.
Q Michael Bertz
Okay, fair enough. And then lastly in terms of bookings looking into Q2 here, I mean, I know you guys talked in your comments about there potentially being some wiggle around, when Bensley actually happens, or if it slips a little or whatever. As you look at the 17 to 18 million you talked about in terms of revenue for Q2. It’s sounds like if you took a pretty conservative swipe and said well, let’s be more conservative when some of this stuff might actually ship that you are really hitting the 17 million range, you feel pretty confident about the low end of that range there if, let’s say some of that gets pushed a little bit?
A Greg Hildebrand
If it gets pushed a little bit, yes. We feel confident about that range. If we don’t see any Bensley at all, I think that’s where we would start to have more issues.
Q Michael Bertz
Okay. All right, fair enough thanks guys.
Operator: Thank you. Our next question is from Michael Davies with Next Generation Equity Research.
Q Michael Davies
Yeah, thanks guys. I just have a couple of quick questions here. Just on the number of design wins, anything new besides what you just spoke about on the notebook?
A Jeffrey Staszak
No, we are actively talking and working with both US OEMs as well as Asian OEMs and ODMs on potential business opportunities?
Q Michael Davies
Okay, number of 10% customers still the same group?
A Greg Hildebrand
All right. Yeah on bill to basis there are four 10% customers, on an end customer basis there is three.
Q Michael Davies

Okay. And maybe just on the ASP, is there anything different between those going to address the processor versus memory type applications?
A Greg Hildebrand
ASP is probably a little bit of a strange way to think about it, the way you just broke that out. You would probably want to think about it more on a revenue per socket basis. So yeah when you are powering a processor minimum $6 and really on up from an ASP or a revenue per socket application on a socket basis, when you go to a monolithic or single chip solution its more like $5 and down.
Q Michael Davies
Okay, thanks guys.
Operator: Thank you. Our next question is from Gus Richard with First Albany
Capital.
Q Auguste Richard
Hi guys, just a little bit more clarification on the notebook platform, are your is your target the Santa Rosa platform or is it the Merom processor?
A Jeffrey Staszak
It’s well its both. I mean we are working on the platform we are again going after utility functions on the platforms as well as the processors, Napa. There is some bumps coming and then the Merom is the next one and I can’t recall Gus, you probably know better than I do on the follow-on after that but?
Q Auguste Richard
The Santa Rosa is the follow-on, that’s due out in Q1 of next year.
A Jeffrey Staszak
In Q1 of next year, it’s both the Merom and the Santa Rosa, but then I get confused because if I remember right AMD also has a similar type product.
Q Auguste Richard
That’s the name of the I think the next generation server processor out of AMD?
A Jeffrey Staszak
Okay, yeah okay all right.
Q Auguste Richard
It starts with a confusion but you’re, you were effectively going to be able to target I know, books, sort of will be coming out of fourth quarter this year.
A Jeffrey Staszak

Yeah, third and fourth quarter, that’s why we said, we expect to see some incremental revenue at the end of this year or would hope to, and then we expect to see more solid revenue base next year in ‘07.
Q Auguste Richard
When Intel comes out with their next generation platform?
A Jeffrey Staszak
Yes.
Q Auguste Richard
Got it. Okay I think that makes sense to me. And then secondly just talk a little bit about the lead free issue one more time, what specifically is the yield loss issue, can you just give a quick description of what the manifestation is there?
A Jeffrey Staszak
Yes basically what we have is, real quickly and its we use the different pad size opening from the pad to the ball.
Q Auguste Richard
Yeah?
A Jeffrey Staszak
On GEN4 and it’s caused some process issues that we didn’t anticipate. And so its basically, we’re going back and changing pad size dimensions to be in line more with the dimensions that we had on our GEN3 lead free material.
Q Auguste Richard
Okay so okay so you do have experiences with lead free, you have gotten into work in the past.
A Jeffrey Staszak
Oh, Yes.
Q Auguste Richard
And the issue here is you just had to make a the pad mask change in order to make this work.
A Jeffrey Staszak
Yeah we had to make a few changes but yeah we have shipped, I don’t know, I don’t know I would probably say couple of million units over the last 1.5 year in GEN3 lead free.
Q Auguste Richard
Got it and has the mask been spun and you’ve done a hard lot to go faultless.
A Jeffrey Staszak

Stuffs in the line. I mean we are just checking it out, waiting for real results so hopefully we can get moving on this and our customers have chosen a couple of different options right in the interim, one is to use, continue using GEN3 lead free the other is to use eutectic in the interim and then the other is to if you just hold off and wait till we come out with a new stuff.
Q Auguste Richard
Eutectic is another packaging company I am assuming.
A Jeffrey Staszak
No, no, no it’s just, its just lead, its just leaded, a leaded composition.
Q Auguste Richard
Oh, Got it, got it, got it and this ultimately affects 15% of your, your market Japan and Europe?
A Jeffrey Staszak
Yeah it’s a smaller portion of the business.
Q Auguste Richard
Got it okay so, this all should be resolved by the end of Q1 assuming that the mask change works.
A Jeffrey Staszak
By the end of Q2.
Q Auguste Richard
Q2 rather pardon me.
A Jeffrey Staszak
Yes.
Q Auguste Richard
Got it. All right that and then just one final question back no the notebooks?
A Jeffrey Staszak
And then it’s just a matter of we still need to get the work the things out. We are still working the things out on the leaded material as well. So I mean that’s going to take us Q2 and a portion of Q3. But by the time, some time mid-Q3 we ought to fully know where we are at from a yield standpoint, from a production standpoint because sometime in late Q3 I think we are going to we should have a crossover between GEN4 and GEN3 product.
Q Auguste Richard
Okay. Okay, got it. And then back on the notebook market, you are penetrating a very high end, small form factor notebooks, is that a reasonable assumption?

A Jeffrey Staszak
Well we are tapping the high end. That’s correct, but we are looking at several different opportunities, both I should say with US OEM’s as well as with the Asian guys.
Q Auguste Richard
But its sort of the upper slice of their product line. Its?
A Jeffrey Staszak
High performance.
Q Auguste Richard
Okay. High performance but also smaller form factors that’s real care about here?
A Jeffrey Staszak
Yeah.
Q Auguste Richard
Okay, all right I think that’s going be to that. I appreciate it Jeff, thanks.
Operator: Thank you. We have time for one last question. That is from Nicholas Aberle with Caris & Company.
Q Nicholas Aberle
Hey, good afternoon, just one quick question, I just wanted to talk a little bit more about the backlog, obviously, you guys saw a nice bump up in bookings during Q1, can you maybe just talk a little bit more, give a little more color on the volatility of the bookings and how you expect that the turns business and backlog to kind of play out over the next couple of quarters?
A Greg Hildebrand
Well, the way we calculate turns at least for Q2, it is as we gave in the prepared remarks, it will be somewhere between 15 and 25%. We just don’t want people to go too hot while on that particular number. It’s a very strong indicator and people do need to understand that there can be some variability involved totally on bookings because of a ramp down and re-ramps up. All that said, we think, we absolutely are in a stronger position walking into Q2 then we have there in over the last several quarters where our turns business was 45 to 55% just in line not as strong as 15 to 25% might suggest. Now, going beyond that timeframe, I think, our run rate turns business keeping it below 45 to 55% that seems like a reasonable expectation for us as we are looking into these new product platform ramps.
Q Nicholas Aberle
So does that mean your expectation is for some of the bookings for Q2 to ultimately be pushed out a little bit, and just on a conservative basis?
A Greg Hildebrand

Yeah, when you have you have opportunities for double booking going on, you have opportunities for reschedules and what not, so, Dempsey was scheduled to come out at the end of Q1, it slipped into Q2 and that can mess up your bookings. So, that distortion you just have to keep in mind when we quote a turn’s statistic which is really just a ratio of our backlog to our forward bookings.
Q Nicholas Aberle
Perfect, thank you.
A Greg Hildebrand
For billings, excuse me.
Operator: Thank you. At this time, I would like to turn the call back to Greg Hildebrand for additional remarks.
Greg Hildebrand, Vice President of Finance and Chief Financial Officer, Treasurer and Secretary
Great. Thank you. Every quarter Volterra management participates in a number of investor relations events. During the second quarter, we currently have scheduled the following activities: May 10th we will be at the Piper Jaffray Technology Conference in New York, as well as additional private meetings in both New York and Boston. June 29th, we will be at the William Blair Growth Conference as well as having private meetings in Denver and Minneapolis. And additionally, we will continue our virtual visit program which is a bi-weekly introductory conference call for investors who are new to Volterra. Please contact Heidi Flannery, Investor Relations for Volterra, if you would like to participate in any of the above. Heidi can be reached at 541-322-0230. A webcast of today’s call will be available on the company’s website until Monday May 22nd. Thank you for joining us this afternoon and good bye.
Operator: Thank you. Ladies and gentlemen, this concludes the Volterra Semiconductor Corporation conference call. If you would like to listen to a replay of today’s conference please dial 1-800-405-2236 or internationally at 303-590-3000 with access number 11058551 followed by the # sign. Once again if would like to listen to replay of today’s conference please dial 1-800-405-2236 or 303-590-3000 with access number 11058551 followed by the # sign. Thank you again for your participation today. And you may now disconnect.